Exhibit 4.4
AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT
     THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is dated as of January 22, 2009, and is made among BIOGEN IDEC INC., a Delaware corporation (f/k/a Idec Pharmaceuticals Corporation, the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (f/k/a ChaseMellon Shareholder Services, LLC, the “Rights Agent”), with reference to the following facts:
     A. The Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of July 26, 2001, and further amended as of June 20, 2003. Capitalized terms used without definition herein have the meanings ascribed to such terms in the Rights Agreement.
     B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement at any time prior to a Distribution Date (which has not yet occurred);
     NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:
     1. Final Expiration Date. Section 7(a) of the Rights Agreement is hereby amended to replace the date July 26, 2011 with January 30, 2009, so that the defined term “Final Expiration Date” shall mean January 30, 2009.
     2. Conforming Changes. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all conforming changes.
     3. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above, as if executed and delivered on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and otherwise be unaffected hereby.
     4. Governing Law. The Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state.
     5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

THE COMPANY:	THE RIGHTS AGENT:

BIOGEN IDEC INC.,	MELLON INVESTOR SERVICES LLC,
a Delaware corporation	a New Jersey limited liability company

By: /s/ Paul J. Clancy	By: /s/ Mark Cano

Name: Paul J. Clancy	Name: Mark Cano

Title: Chief Financial Officer	Title: Relationship Manager